Exhibit 10.1

CITIZENS FINANCIAL GROUP, INC.
NON-EMPLOYEE DIRECTORS COMPENSATION POLICY

Amended and Effective as of April 26, 2018

The Board of Directors (the “Board”) of Citizens Financial Group, Inc. (the “Company”) has approved this director compensation policy (this “Policy”), which establishes compensation to be paid to each Non-Employee Director (as defined in the Citizens Financial Group, Inc. 2014 Non-Employee Directors Compensation Plan (the “Plan”)), as an inducement to obtain and retain the services of persons qualified to serve as members of the Board. Capitalized terms used but not defined in this Policy will have the meanings set forth in the Plan.
This Policy is subject to annual review by the Compensation and Human Resources Committee of the Board (the “Committee”) to confirm continued alignment between the compensation of the Company’s Non-Employee Directors, the Company’s business and its shareholders’ interests, and to ensure that the Company’s director compensation program is competitive with those of its peers. During the course of its review, the Committee may consider the annual retainer, lead director and committee chair retainers, meeting fees and other benefits offered to Non-Employee Directors and payable under this Policy. The Committee may amend, revise, suspend, discontinue or terminate this Policy at any time.
The elements of compensation for the Company’s Non-Employee Directors below are expressed as annual amounts.
Cash Retainers

Board Retainer	$85,000
Lead Director Retainer	$30,000
Audit Committee Chair Retainer	$35,000
Risk Committee Chair Retainer	$30,000
Compensation and Human Resources Chair Retainer	$20,000
Nominating and Governance Chair Retainer	$20,000
Audit Committee Member Retainer (including Chair)	$10,000
The cash retainers are payable quarterly in advance, with the first quarterly payment to occur as soon as practicable following the annual general meeting of stockholders (each such date, a “Payment Date”).
Equity Retainer
On the date of each annual general meeting of stockholders of the Company, each Non-Employee Director who at such meeting is elected to serve on the Board or whose term is scheduled to continue at least through the date of the next such meeting of stockholders will receive an annual award of restricted stock units (“RSUs”) pursuant to and subject to the Plan (and any applicable award agreement thereunder). The number of shares of Company common stock, par value $0.01 per share (“Common Stock”) covered by the annual RSU award will be determined by dividing $125,000 by the closing price of a share of Common Stock on the grant date. Each annual award will vest 100% on the earlier to occur of the first anniversary of the grant date or the Company’s next scheduled annual general meeting of stockholders, subject to the terms and conditions of the Plan and applicable award agreement thereunder.
Any Non-Employee Director who commences service on the Board on a date other than the date of the Company’s annual general meeting of stockholders will receive on such start date a pro-rated annual award, with the number of shares of Common Stock covered by such award determined by dividing (i) the product of $125,000 and a fraction, the numerator of which is 365 minus the number of days that have elapsed between the date of such meeting and such start date, and the denominator of which is 365, by (ii) the closing price of a share of Common Stock on such start date.

Other Director Benefits

•	Charitable Matching Gift Program. The Company will match each Non-Employee Director’s contributions to qualifying charities up to an aggregate limit of $5,000 per year.

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Expenses Relating to Board Service. The Company will reimburse each Non-Employee Director for reasonable expenses incurred by such Non-Employee Director in connection with his or her Board service, including travel, lodging and meals, subject to the Company’s requirements for reporting and documentation of such expenses.

Deferred Compensation Plan
Non-Employee Directors are eligible to participate in the Deferred Compensation Plan for Directors of Citizens Financial Group, Inc., with such terms and conditions as are in effect from time to time.
Stock Ownership Guidelines
Non-Employee Directors are subject to stock ownership guidelines requiring ownership of a number of shares with a value equal to four times their annual cash retainer.

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